UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 26, 2015

NBTY, Inc.

(Exact name of registrant as specified in charter)

333-172973

(Commission File Number)

DELAWARE	11-2228617
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

2100 Smithtown Avenue
Ronkonkoma, New York	11779
(Address of principal executive offices)	(Zip Code)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

On June 26, 2015, NBTY, Inc. (the “Company”) completed its previously announced disposition of certain production assets, raw materials, packaging, labeling, in process products, component inventories and contracts (the “Transferred Assets”) associated with the Company’s nutritional powder manufacturing operations to Nellson Nutraceutical, LLC (“Nellson”). The purchase price for the Transferred Assets was approximately $24.0 million, subject to post-closing adjustment.

Both the Company and Nellson have agreed, following the closing of the transaction, to indemnify the other party for losses arising from certain breaches of the asset purchase agreement (as amended) for the transaction and for certain other liabilities, subject to certain limitations.

In connection with the transaction, the Company previously entered into a supply agreement with Nellson, pursuant to which the Company will purchase from Nellson the nutritional powder products it formerly manufactured using the Transferred Assets.

The Company also previously entered into (i) a bar asset purchase agreement pursuant to which the Company agreed to sell certain production assets, raw materials, packaging, labeling, in process products and component inventories (the “Bar Transferred Assets”) associated with the Company’s nutritional bar manufacturing operations to Nellson and (ii) a supply agreement with Nellson, pursuant to which the Company will purchase from Nellson the nutritional bar products it formerly manufactured using the Bar Transferred Assets. The closing of the sale of the Bar Transferred Assets is expected to occur during the Company’s fourth fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2015

NBTY, Inc.

	By:	/s/ Christopher Brennan
Christopher Brennan
Senior Vice President, General Counsel